Exhibit 5.1

August 28, 2014

Pershing Gold Corporation

1658 Cole Boulevard

Building 6-Suite 210

Lakewood, CO 80401

Ladies and Gentlemen:

We have acted as counsel for Pershing Gold Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration of 40,656,836 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) that may be offered for sale from time to time by the selling stockholders named therein (the “Selling Stockholders”) consisting of (i) 29,040,614 shares of Common Stock that have been issued to the Selling Stockholders (the “Outstanding Shares”) and (ii) 11,616,222 shares of Common Stock that are issuable upon exercise of the warrants that were issued to the Selling Stockholders (the “Warrant Shares” and together with the Outstanding Shares, the “Shares”). This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

1.             The Outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable shares of Common Stock of the Company.

2.             The Warrant Shares have been duly authorized and, when and to the extent the Warrant Shares have been issued on exercise of the warrants in accordance with the terms of the warrants, the Warrant Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

1550 17th Street, Suite 500     •     Denver, CO 80202     •     303 892 9400     •     fax 303 893 1379    •    DGSLAW.COM

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP